Condensed Balance Sheets

	3/31/2013	12/31/2012
	(unaudited)

Cash	$24,104,258	$26,216,668
Other current assets	818,042	714,508
Non current assets	148,364	88,025

	$25,070,664	$27,019,201

Current liabilities	$1,157,888	$1,098,307
Warrant liabilities	5,484,562	2,852,880
Shareholders' equity	18,428,214	23,068,014

	$25,070,664	$27,019,201

Condensed Statements of Operations (unaudited)

	Three months	Three months
	ended	ended
	3/31/2013	3/31/2012

Revenue	$0	$0
Research and development	1,415,261	1,998,536
Stock based compensation	164,128	245,107
General and administrative	769,267	805,798

Loss before other expenses	(2,348,656)	(3,049,441)
Interest income	6,548	1,034
Financing expense	-	(368,524)
Change in fair value of warrant liabilities	(2,631,683)	(4,472,504)

Net loss	$(4,973,791)	$(7,889,435)

Net loss per share, basic and diluted:	$(0.10)	$(0.21)